Exhibit 4.5

SHAREHOLDER AGREEMENT

BETWEEN

SEMCO ENERGY, INC.,
A MICHIGAN CORPORATION

AND

K-1 GHM, LLLP
A Delaware limited liability limited partnership

DATED AS OF MARCH 19, 2004

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SHAREHOLDER AGREEMENT, dated as of March 19, 2004 (this "Agreement", which term shall include any amendments hereto), between SEMCO Energy, Inc., a Michigan corporation (the "Company", which term shall include all successors thereto), and K-1 GHM, LLLP, a Delaware limited liability limited partnership (the "Shareholder", which term shall include all Successors (as defined herein) thereto).

W I T N E S S E T H:

RECITALS:

A.   The Shareholder and the Company have entered into a Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement") pursuant to which the Company has agreed to sell and the Shareholder has agreed to acquire (the "Investment") pursuant to the transactions contemplated thereby 50,000 shares of 6% Series B Convertible Preference Stock of the Company, par value $1.00 per share (the "Convertible Preference Stock") and stock purchase warrants (the "Warrants") to purchase 905,565 shares of common stock of the Company, par value $1.00 per share (the "Common Stock");

B.   Concurrently with the consummation of the Investment (the "Closing"), the Company and the Shareholder desire to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by the Shareholder, and related provisions concerning the Shareholder's relationship with and investment in the Company;

C.   Concurrently with the execution and delivery hereof, the Company and the Shareholder are entering into a Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"); and

D.   The Company would not sell the Convertible Preference Stock and Warrants and the Shareholder would not make the Investment in accordance with the Securities Purchase Agreement without the execution and delivery of this Agreement by the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1.   In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

"Affiliate" shall have the meaning set forth in Section 2(a)(11) of the 1935 Act.

"Agreement" shall mean this agreement as it may be amended from time to time.

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"Bankruptcy Code" shall mean Title 11 of the U.S. Code, as it then exists, or any replacement or successor statute governing bankruptcy or insolvency proceedings or creditors rights.

"Board" shall mean the Board of Directors of the Company in office at the applicable time, as elected in accordance with the By-laws of the Company and the provisions of this Agreement.

"Charter" shall mean the Articles of Incorporation of the Company, as it may be amended from time to time.

"Closing" shall have the meaning assigned in the Recital B of this Agreement.

"Common Stock" shall have the meaning assigned in the first recital of this Agreement.

"Company" shall have the meaning assigned in the preamble of this Agreement.

"Convertible Preference Stock" shall have the meaning assigned in Recital A of this Agreement.

"Director" shall mean any member of the Board in office at the applicable time, as elected in accordance with the provisions of the By-laws of the Company and the provisions of this Agreement.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excess Voting Securities" shall mean such Voting Securities of any Shareholder Group in excess of the Restricted Voting Percentage.

"Independent Director" shall mean any Person who (i) is not a Shareholder Nominee and is independent of and otherwise unaffiliated with any member of any Shareholder Group, (ii) who is not a director, officer, employee, consultant or advisor (financial, legal or other) of any member of any Shareholder Group and has not served in any such capacity in the previous three (3) years, and (iii) meets the "independent director" tests of the NYSE.

"Initial Shareholder Nominee Notice" shall have the meaning assigned in Section 4.1(b) of this Agreement.

"Initial Shareholder Nominees" shall have the meaning assigned in Section 4.1(b) of this Agreement.

"Investment" shall have the meaning assigned in Recital A of this Agreement.

"1935 Act" shall mean the Public Utility Holding Act of 1935, as amended.

"MBCA" shall mean the Michigan Business Corporation Act.

"NYSE" shall mean the New York Stock Exchange.

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"Person" shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

"Registration Rights Agreement" shall have the meaning assigned in Recital C of this Agreement.

A "Regulatory Change" will be deemed to have occurred, with respect to all or any one of the provisions of this Agreement, upon the receipt by the Shareholder of an opinion of the Shareholder's counsel (which counsel must be reasonably acceptable to the Company) to the effect that either (1) the 1935 Act has been repealed, modified, amended or otherwise changed or (2) the Shareholder has received an exemption, or, in the unqualified opinion of such counsel, is entitled without any regulatory approval to claim an exemption, or has received an approval or no-action letter from the SEC or its staff under the 1935 Act or has registered under the 1935 Act, or any combination of the foregoing, and as a consequence of (1) and/or (2) the Shareholder may fully and legally exercise the rights set forth in such provision(s) of this Agreement which take effect in the period after a Regulatory Change has occurred.

"Restricted Voting Percentage" shall mean 9.9% of the Total Voting Power.

"SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

"Securities" shall mean any equity securities of the Company.

"Securities Act" shall mean the Securities Act of 1993, as amended, and any successor statute.

"Securities Purchase Agreement shall have the meaning assigned in Recital A of this Agreement.

"Shareholder" shall have the meaning assigned in the preamble of this Agreement.

"Shareholder Group" shall mean, with respect to any Shareholder of the Company, such Shareholder along with any Affiliate of such Shareholder, whose aggregate Voting Ownership Percentage exceeds the Restricted Voting Percentage.

"Shareholder Nominees" shall have the meaning set forth in Section 4.1(d) of this Agreement.

"Successor" shall mean any Person who acquires from the Shareholder (or any transferee or successor of the Shareholder) (i) any Convertible Preference Stock or (ii) any Common Stock or other securities into which it has been converted, in excess of the Restricted Voting Percentage, and who is assigned any of the rights, and commits to the various restrictions, set forth in this Agreement.

"Successor Shareholder Nominee Notice" shall have the meaning assigned in Section 4.1(d) of this Agreement.

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"Successor Shareholder Nominees" shall have the meaning assigned in Section 4.1(d) of this Agreement.

"Total Voting Power" shall mean, calculated at a particular point in time, the aggregate Votes represented by all then outstanding Voting Securities.

"Transfer" shall mean any sale, transfer, pledge, encumbrance or other disposition to any Person, and to "Transfer" shall mean to sell, transfer, pledge, encumber or otherwise dispose of to any Person.

"Votes" shall mean votes entitled to be cast by the holder of any Voting Securities.

"Voting Ownership Percentage" shall mean the Voting Power, calculated at a particular point in time, represented by the Voting Securities that are directly or indirectly owned, controlled or held with power to vote by the Person(s) whose Voting Ownership Percentage is being determined.

"Voting Power" shall mean the ratio, expressed as a percentage and calculated at a particular point in time, of (a) the Votes represented by the Voting Securities with respect to which the Voting Power is being determined to (b) Total Voting Power.

"Voting Securities" shall mean the Common Stock and shares of any Securities (including, without limitation, the Convertible Preference Stock) that has the right to vote on any matters that are more expansive than the matters set forth in Section 3.2.

"Warrants" shall have the meaning set forth in the first recital of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1.   Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

(a)   The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Michigan and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)   This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

(c)   This Agreement has been duly executed and delivered by the Company and assuming due authorization and valid execution and delivery by the Shareholder, this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

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Section 2.2.   Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company as of the date hereof as follows:

(a)   The Shareholder has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is incorporated and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)   This Agreement has been duly and validly authorized by the Shareholder and all necessary and appropriate action has been taken by the Shareholder to execute and deliver this Agreement and to perform its obligations hereunder.

(c)   This Agreement has been duly executed and delivered by the Shareholder and assuming due authorization and valid execution and delivery by the Company, this Agreement is a valid and binding obligation of the Shareholder, enforceable in accordance with its terms.

ARTICLE III
SHAREHOLDER AND COMPANY CONDUCT

Section 3.1.   Voting Restrictions. Except as otherwise provided in Section 3.2, each Shareholder agrees that, prior to the occurrence of a Regulatory Change, it shall not, nor shall it allow any other member of its Shareholder Group to, vote Voting Securities that, when determined on an aggregate basis for such Shareholder Group, are in excess of the Restricted Voting Percentage on any matter with respect to which such Voting Securities are entitled to vote. However, each Shareholder or Successor and the other members of its Shareholder Group shall be entitled to vote all Voting Securities owned by the Shareholder Group up to and including the Restricted Voting Percentage on all matters as to which such Voting Securities are entitled to Vote.

Section 3.2.   Voting Rights.

(a)   Voting Rights of Convertible Preference Stock. So long as any of the Convertible Preference Stock is issued and outstanding the Company will not, without the prior affirmative vote (voting separately as one class) or written consent (as provided by the MBCA) of the holders of two-thirds of the Convertible Preference Stock at the time outstanding, permit the taking of any the following actions, or take any action that has the effect of:

(i)   altering or changing the rights, preferences or privileges of the Convertible Preference Stock in the Company's organizational documents so as to affect adversely the Convertible Preference Stock or the holders thereof;

(ii)   creating any new class of stock having a preference over or parity to the Convertible Preference Stock with respect to voting, the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company;

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(iii)   redeeming or purchasing any class of capital stock (exclusive of any securities issued by SEMCO Capital Trust I or SEMCO Capital Trust II) of the Company other than as set forth specifically herein;

(iv)   increasing the authorized number of shares of Convertible Preference Stock;

(v)   altering or changing the line of business of the Company or any Subsidiary (as defined in the Purchase Agreement) in any fundamental respect;

(vi)   resulting in a sale of assets of the Company or any subsidiary of the Company (excluding (A) Alaska Pipeline Company and (B) the Company's construction services business to the extent that, in connection with or as a result of the sale, the Company does not incur or otherwise assume liabilities or other obligations in excess of the greater of (1) $5,000,000 or (2) ten percent (10%) of the total sale price for such construction business) with a value exceeding ten percent (10%) of the total assets of the Company as reflected on its most current audited balance sheet reasonably adjusted for any asset disposition or purchase of the Corporation after the date of such audited balance sheet;

(vii)   resulting in the Company entering into transactions with Affiliates of the Company that are on terms that are less favorable than are obtainable from any Person which is not an Affiliate; or

(viii)   issuing any additional shares of Convertible Preference Stock other than Dividends authorized pursuant to the Certificate of Designation for the Convertible Preference Stock;

provided, however, that all rights under this Section 3.2(a) with respect to voting on actions relating to clauses (v), (vi) and (vii) above shall cease when less than 5,000 shares of Convertible Preference Stock remain issued and outstanding.

(b)   Additional Rights. If the holders of the Voting Securities are permitted to vote for the approval of any of the actions listed on Exhibit A attached hereto (the "Approval Actions"), each Shareholder shall be entitled to vote all of its Voting Securities with respect to such Approval Action.

ARTICLE IV
BOARD REPRESENTATION

Section 4.1.   Directors Designated by the Shareholder.

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(a)   Immediately following the Closing, the Board shall cause two (2) of the Company's ten (10) directors to be designated by the Shareholder in the Initial Shareholder Nominee Notice (as defined in Section 4.1(b) below) attached as Exhibit B hereto. Upon the existence of a Regulatory Change, the Board shall appoint additional Initial Shareholder Nominees as designated by the Shareholder in an additional Initial Shareholder Nominee Notice in a number sufficient to ensure that Shareholder Nominees comprise a number of Directors which is at least 22% of the existing Board seats except (i) if the Shareholder shall otherwise elect or (ii) if the Shareholder (including any Person (who shall be reasonably acceptable to Company) (a "Transferee" and together with the Shareholder, the "Nominating Group") who has been transferred Securities (including any dividends issued pursuant to the Convertible Preference Stock) in excess of five percent (5%) of the Company's issued and outstanding Common Stock) shall be deemed to beneficially own (as determined in accordance with the Exchange Act) in the aggregate less than ten percent (10%) of the Company's issued and outstanding Common Stock (the "Board Decrease Threshold"). If the Nominating Group shall be deemed to beneficially own less than the Board Decrease Threshold, the Nominating Group will only be permitted to appoint one director to the Board pursuant to this Section 4 (and, in any event, no less than 11% of the existing Board seats). If the Nominating Group shall be deemed to beneficially own in the aggregate less than five percent (5%) of the Company's issued and outstanding Common Stock, the Nominating Group shall cease to have any right to representation on the Board of Directors pursuant this Section 4. Such additional Initial Shareholder Nominees shall be distributed among the classes of Directors as evenly as possible. In the event of a vacancy caused by the disqualification, removal, resignation or other cessation of service of any Initial Shareholder Nominee from the Board, the Board shall appoint as a Director (to serve until the Company's immediately succeeding annual meeting of shareholders) a new Initial Shareholder Nominee who has been designated by the Shareholder in an additional Initial Shareholder Nominee Notice that has been provided to the Company at least seven (7) days prior to the date of a regular meeting of the Board. The Company agrees to use best efforts to obtain shareholder approval to amend its bylaws to decrease the size of its board of directors in accordance with the plan attached to Exhibit D of the Securities Purchase Agreement (and the Shareholder agrees to consent to such amendment).

(b)   The Shareholder shall provide notice to the Company (the "Initial Shareholder Nominee Notice") as required by Section 4.1(a) above, which notice shall contain the following information: (i) the name of the person(s) it has designated to become Director(s) (the "Initial Shareholder Nominees"), and (ii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such Initial Shareholder Nominee.

(c)   After the existence of a Regulatory Change, until such time as the Initial Shareholder Nominees and the Successor Shareholder Nominees (as defined in Section 4.1(d) below) together comprise a number of Directors which is at least 22% (rounding up to the nearest whole Director) of the Board, at the first annual meeting of shareholders of the Company following the notice of Regulatory Change and at each subsequent annual meeting of shareholders of the Company at which (i) the term of any Director is to expire or (ii) a vacancy is caused by the removal, resignation, retirement, death, disability or disqualification or other cessation of service of any Director, the Company shall at its option (i) cause such directorship to remain vacant, with the size of the Board correspondingly being reduced, or (ii) designate as a replacement Director a Successor Shareholder Nominee to be included in the slate of nominees recommended by the Board to the Company's shareholders for election as Directors and use its best efforts to cause the election of each such Successor Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons. The Successor Shareholder Nominees shall be divided as nearly equally as possible among all the classes of Directors, as specified in the Successor Shareholder Nominee Notice (as defined in Section 4.1(d) below).

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(d)   Following the existence of a Regulatory Change, until such time as the Initial Shareholder Nominees and the Successor Shareholder Nominees together comprise a number of Directors which is (rounding up to the nearest whole Director) at least 22% of the Board, the Shareholder shall provide notice to the Company in writing sixty (60) days prior to each annual meeting of the Company's shareholders ("Successor Shareholder Nominee Notice"), indicating (i) the name of the person(s) it has designated to become Director(s) ("Successor Shareholder Nominees" and together with Initial Shareholder Nominees, "Shareholder Nominees"), if any, (ii) the class of Directors to which each such Successor Shareholder Nominee shall be assigned, and (iii) all information required by Regulation 14A and Schedule 14A under the Exchange Act with respect to each such Successor Shareholder Nominee.

(e)   The Shareholder shall consult with the Company in connection with the identity of any proposed Shareholder Nominee. In the event the Company is advised in writing by its outside counsel that a proposed Shareholder Nominee would not be qualified under the Company's Charter or By-Laws or any applicable statutory or regulatory standards to serve as a Director, or if the Company otherwise reasonably objects to a proposed Shareholder Nominee, including without limitation because such Shareholder Nominee has engaged in any adverse conduct that would require disclosure under Item 7 of Schedule 14A promulgated under the Exchange Act, the Shareholder agrees to withdraw such proposed Shareholder Nominee and nominate a replacement therefor (which replacement would be subject to the requirements of this Section 4.1(e)). Any such objection by the Company must be made no later than fifteen (15) days after the Shareholder first informs the Company of the identity of the proposed Shareholder Nominee; provided, however, that the Company shall in all cases notify the Shareholder of any such objection sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable the Shareholder to propose an alternate Shareholder Nominee pursuant to and in accordance with the terms of this Agreement.

(f)   The Company agrees to include each Shareholder Nominee to be added to or retained on the Board pursuant to this Agreement in the slate of nominees recommended by the Board to the Company's shareholders for election as Directors and shall use its best efforts to cause the election or reelection of each such Shareholder Nominee to the Board, including soliciting proxies in favor of the election of such persons.

(g)   Prior to the occurrence of a Regulatory Change, but not thereafter, no Shareholder Nominee shall (i) act as a Chairman of the Board or (ii) chair the Nominating Committee, Compensation Committee or Executive Committee of the Board.

Section 4.2.   Resignation of Shareholder Nominees. Unless otherwise agreed by the Company, the Shareholder shall cause each of the Shareholder Nominees then serving on the Board to offer their resignations from the Board immediately upon the termination of this Agreement pursuant to and in accordance with Section 5.2 hereof.

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ARTICLE V
EFFECTIVENESS AND TERMINATION

Section 5.1.   Effectiveness. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to Section 5.2 hereof.

Section 5.2.   Termination. This Agreement shall terminate upon the mutual written agreement of the Company and the Shareholder.

ARTICLE VI
MISCELLANEOUS

Section 6.1.   Regulatory Matters. The Company agrees to take all commercially reasonable steps to assist the Shareholder in (a) with respect to each provision of this Agreement, causing a Regulatory Change which would not reasonably be expected to have an adverse effect on the Company to occur as soon as reasonably practicable, and (b) securing such regulatory approvals as would not reasonably be expected to have a material adverse effect on the Company and as may be necessary to allow the Shareholder to exercise its rights under the Agreement at all times, including without limitation the right of the Shareholder to Transfer Securities free of the restrictions and limitations imposed by Section 3.1.

Section 6.2.   Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against him or it, without the necessity of posting bond or other security against him or it, and consents to the entry of injunctive relief against him or it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 6.3.   Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and its successors and assigns and by the Shareholder and its Successors (provided that any Successor assumes the obligations of the Shareholder pursuant to this Agreement) and assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person.

Section 6.4.   Amendments; Waiver.

(a)   This Agreement may be amended only by an agreement in writing executed by the parties hereto. Any approval of an amendment of this Agreement upon the part of the Company shall require the approval of a majority of the Independent Directors at a duly convened meeting thereof or all of the Company's directors by written consent thereto.

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(b)   Either party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver of any benefit or right provided to the Company under this Agreement shall require the approval of a majority of the Board and a majority of the Independent Directors at a duly convened meeting thereof or all of the Company's directors by written consent thereto.

Section 6.5.   Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier, three days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested), or when received by facsimile transmission if promptly confirmed by one of the foregoing means, as follows:

If to the Company:

SEMCO Energy, Inc.
28470 13 Mile Road
Suite 300
Farmington Hills, Michigan 48334
Attention: Chief Financial Officer
Facsimile: (248) 702-6300

with a copy to:

Verne C. Hampton, II, Esq.
Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan  48226
Facsimile:  (313) 223-3598

If to the Shareholder:

K-1 GHM, LLLP
c/o K-1 USA Ventures, Inc.
2601 S. Bayshore Dr.
Suite 1775
Coconut Grove, FL 33133
Attention: Jeffrey A. Safchik
Facsimile: 305-858-2334

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with a copy to:

Sherry A. Stanley
Greenstreet Partners, L.P.
2601 S. Bayshore Dr.
Suite 1775
Coconut Grove, FL 33133
Facsimile: 305-858-2334

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in a like manner.

Section 6.6.   APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Section 6.7.   Headings. The descriptive headings of the sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 6.8.   Integration. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to its subject matter other than those expressly set forth or in any other documents referred to herein or executed contemporaneously with the Closing.

Section 6.9.   Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 6.10.   Consent to Jurisdiction. In connection with any suit, claim, action or proceeding arising out of this Agreement, the Shareholder and the Company each hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in Michigan; the Shareholder and the Company each agree that service in the manner set forth in Section 6.5 hereof shall be valid and sufficient for all purposes; and the Shareholder and the Company each agree to, and irrevocably waive any objection based on forum non conveniens or venue not to, appear in any United States federal court state court located in Michigan.

Section 6.11.   Waiver of Jury Trial . The parties hereto waive the right to any trial by jury in connection with any litigation under or relating to this Agreement.

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Section 6.12.   Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

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IN WITNESS WHEREOF, the Company and the Shareholder have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

SEMCO ENERGY, INC.

By: John E. Schneider
Name: John E. Schneider
Title: Senior Vice President and CFO

K-1 GHM, LLLP
By: K-1 Ventures Michigan, Inc.,
its general partner

By: Jeffrey A. Safchik
Name: Jeffrey A. Safchik
Title: Chief Financial Officer

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EXHIBIT A

1.   any recapitalization, reorganization, reclassification, merger, consolidation, liquidation, dissolution or other winding up, spin-off, subdivision or other combination;

2.   any declaration, setting aside or payment of any dividend or other similar distribution (including a redemption or repurchase of capital) in respect of any class of capital stock of the Company or any of its subsidiaries, other than payments of cash dividends on the Preferred Stock;

3.   any authorization, sale, issuance or redemption of equity securities (or any warrants, options or rights to acquire equity securities or any securities (including debt securities) convertible into or exchangeable for equity securities) of the Company or any of its subsidiaries;

4.   any purchase, lease or other acquisition of any securities or assets of any other Person, except for acquisitions of securities, products, supplies and equipment;

5.   any sale, lease, exchange, transfer, or other disposition of twenty-five percent (25%) or more of the Company’s or its subsidiaries’ assets or businesses on a consolidated basis (including, without limitation, the capital stock of any subsidiary);

6.   any joint venture, partnership or other material operating alliance by the Company or any of its subsidiaries with any other Person;

7.   any voluntary proceeding or filing of any petition by or on behalf of the Company or any of its subsidiaries seeking relief under the Bankruptcy Code or the voluntary wind up, dissolution or liquidation of the Company or any of its subsidiaries;

8.   the adoption of any employee stock option plan, equity incentive plan or any other material employee benefit plan of the Company or any Subsidiary or any material change to such plans;

9.   any change in the principal line of business of the Company or any of its Subsidiaries as in effect on the closing of the Transactions;

10.   any public offering or private sale of equity securities (other than financing activities in the ordinary course) or any change of control of the Company or any of its Subsidiaries;

11.   any amendment or modification of the Company’s or any of its subsidiaries’ organizational documents; and

12.   any other extraordinary transaction of the Company or its Subsidiaries for which the Company is seeking the approval of the holders of any Voting Securities.

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